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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549

                                   FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported)    July 31, 1997

                                  AMETEK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                    1-12981                  14-1682544
     (STATE OR OTHER              (COMMISSION             (I.R.S. EMPLOYER
     JURISDICTION OF              FILE NUMBER)           IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

         STATION SQUARE, PAOLI, PENNSYLVANIA                    19301
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)

      Registrant's telephone number, including area code:    610-647-2121

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

                                 AMETEK, INC.

  This Form 8-K/A amends and supplements the Form 8-K dated July 31, 1997 and filed August 7, 1997 by AMETEK, Inc. (the "Company"). The purpose is to report an event under Item 5 and to amend Item 7, as set forth below.

ITEM 5. OTHER EVENTS

  Prior to the spin-off, Ametek Aerospace Products, Inc. ("New Ametek") adopted a stock option plan for employees and directors similar to the plan in place for Old Ametek employees and directors prior to the spin-off. Effective on the Spin-off Date, outstanding options to purchase shares of Old Ametek Common Stock were assumed by New Ametek. New Ametek had contemplated that nonqualified stock options would cease to be exercisable with respect to shares of Old Ametek Common Stock and would become exercisable for the same number of shares of New Ametek Common Stock with an adjusted per share exercise price equal to the per share exercise price of the option prior to the spin-off, reduced by an amount equal to the amount by which the value of a share of Old Ametek Common Stock immediately before the Spin-off exceeded the value of a share of New Ametek Common Stock immediately after the spin-off. However, New Ametek has determined that the non-qualified stock options with respect to shares of Old Ametek Common Stock assumed by New Ametek will be adjusted in the same manner as were the incentive stock options removed by New Ametek. Accordingly, such non-qualified stock options will cease to be exercisable with respect to Old Ametek Common Stock and shall become exercisable for a whole number of shares of New Ametek Common Stock and with an adjusted per share exercise price, determined in accordance with Treasury Regulation (S) 1.425-1, so as to preserve both the aggregate market spread between the value of the shares of common stock subject to the option and the exercise price of the option immediately before the spin-off, and the per share ratio between the value of the common stock and the exercise price immediately before the spin-off. This treatment will require the reservation by New Ametek of approximately 353,000 additional shares of New Ametek Common Stock subject to issuance upon exercise of options.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  Provided herewith are the audited consolidated financial statements of AMETEK, Inc. that were not available at the date of the original filing of the Form 8-K. These financial statements have been restated to present the Company's former Water Filtration Business as a discontinued operation. Also, the Company has included restated selected historical consolidated financial information for the five-years ended December 31, 1996, and Management's Discussion and Analysis for the three-years ended December 31, 1996. In addition, the Business segment information presented in Management's Discussion and Analysis, and in the notes to the consolidated financial statements, reflects the reorganization of the Company's operating segments that was effected concurrently with the discontinuance of the Water Filtration Business.

  The following historical financial information and audited consolidated financial statements of the Company are filed herewith as follows:

                                                                       PAGE NO.
                                                                       --------
1. Selected Historical Consolidated Financial Information.............     4
2. Management's Discussion and Analysis of Financial Condition and
   Results of Operations..............................................     5
3. Audited Consolidated Financial Statements:
  a. Report of Independent Auditors...................................    12
  b. Consolidated Statement of Income for the years ended December 31,
     1996, 1995, and 1994.............................................    13
  c. Consolidated Balance Sheet at December 31, 1996 and 1995.........    14
  d. Consolidated Statement of Stockholders' Equity for the years
     ended December 31, 1996, 1995, and 1994..........................    15
  e. Consolidated Statement of Cash Flows for the years ended December
     31, 1996, 1995, and 1994.........................................    16
  f. Notes to Consolidated Financial Statements (note 14 unaudited) ..    17

(c) Exhibits--the following exhibits shown by index on page 35 are filed herewith:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  12.1   Statement regarding computation of ratios of earnings to fixed charges
  27     Restated Financial Data Schedule--Year Ended December 31, 1996
  27.1   Restated Financial Data Schedule--Year Ended December 31, 1995
  27.2   Restated Financial Data Schedule--Year Ended December 31, 1994

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following table presents selected historical consolidated financial information derived from the audited consolidated financial statements of AMETEK, Inc. ("AMETEK" or the "Company") as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. The selected historical consolidated financial information as of December 31, 1994 and for the years ended December 31, 1993 and 1992 is derived from unaudited consolidated financial statements. In the opinion of AMETEK's management, the selected consolidated financial information as of December 31, 1994, 1993 and 1992 and for the two years ended December 31, 1993, include all adjustments (which consist of normal recurring accruals) necessary to present fairly the information set forth therein. The selected financial information presented below has been restated to reflect the Water Filtration Business as a discontinued operation and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," which follows this section, and the consolidated financial statements and related notes shown in the index on page 3.

                                             YEARS ENDED DECEMBER 31,
                                        ------------------------------------------
                                         1996    1995    1994     1993       1992
                                        ------  ------  -------  ------     ------
                                         (DOLLARS IN MILLIONS, EXCEPT PER
                                                   SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.............................  $800.0  $781.8  $ 720.7  $651.4     $699.1
Costs and expenses (1)................   717.2   703.1    657.1   661.0      631.2
                                        ------  ------  -------  ------     ------
Operating income (loss)...............    82.8    78.7     63.6    (9.6)      67.9
Other expenses, net (1)...............   (16.4)  (20.1)   (17.6)  (11.2)     (12.4)
                                        ------  ------  -------  ------     ------
Income (loss) from continuing
operations before income taxes........    66.4    58.6     46.0   (20.8)      55.5
Provision for (benefit from) income
taxes.................................    23.3    21.7     17.0    (7.5)      18.3
                                        ------  ------  -------  ------     ------
Income (loss) from continuing
operations............................    43.1    36.9     29.0   (13.3)      37.2
Discontinued operations:
 Income from discontinued operations,
  net of taxes........................     8.1     7.7     10.0     6.0        7.2
 Gain on sale of discontinued
  operation, net of taxes.............      --    10.4       --      --         --
Other nonrecurring items (2)..........      --    (2.7)    (8.0)     --         --
                                        ------  ------  -------  ------     ------
Net income (loss) ....................  $ 51.2  $ 52.3  $  31.0  $ (7.3)    $ 44.4
                                        ======  ======  =======  ======     ======
EARNINGS PER SHARE:
 Income (loss) from continuing
 operations ..........................  $ 1.32  $ 1.10  $  0.78  $(0.30)    $ 0.84
 Discontinued operations:
   Income from discontinued
    operations........................    0.25    0.23     0.27    0.13       0.17
   Gain on sale of discontinued
    operation.........................      --    0.31       --      --         --
 Other nonrecurring items (2).........      --   (0.08)   (0.21)     --         --
                                        ------  ------  -------  ------     ------
 Net income (loss)....................  $ 1.57  $ 1.56  $  0.84  $(0.17)    $ 1.01
                                        ======  ======  =======  ======     ======
Dividends declared and paid per share.  $  .24  $  .24  $   .24  $  .57     $  .68
                                        ======  ======  =======  ======     ======
BALANCE SHEET DATA (AT PERIOD END):
Working capital of continuing
operations............................  $ 50.4  $ 29.5  $  73.0  $136.4     $186.9
Total assets..........................  $528.9  $519.6  $ 487.4  $548.3     $590.8
Short-term debt.......................  $ 31.8  $ 56.4  $  11.8  $ 14.5     $ 19.7
Long-term debt........................  $150.3  $150.4  $ 190.3  $172.4     $187.2
Stockholders' equity..................  $129.5  $ 87.1  $  73.2  $165.3     $210.3
ADDITIONAL FINANCIAL DATA:
Depreciation and amortization.........  $ 32.7  $ 32.8  $  33.8  $ 31.9     $ 33.2
Capital expenditures..................  $ 39.1  $ 29.3  $  20.4  $ 32.5     $ 23.0
Cash provided by operating activities.  $ 72.1  $ 57.4  $ 112.0  $ 59.5     $ 66.2
Cash provided by (used for) investing
 activities...........................  $(39.2) $(20.6) $  (7.5) $(26.1)    $(10.1)
Cash (used for) financing activities..  $(37.2) $(36.9) $(137.9) $(52.0)    $(42.9)
EBITDA (3)............................  $116.9  $111.4  $  99.7  $ 78.8     $102.3
Ratio of EBITDA to interest expense
 (3)..................................    6.1x    5.2x     4.3x    4.4x       5.1x
Ratio of debt to EBITDA (3)...........    1.6x    1.9x     2.0x    2.4x       2.0x
Ratio of earnings to fixed charges
 (4)..................................    4.0x    3.5x     2.8x      -- (4)   3.5x

--------
(1) Amounts in 1993 include pre-tax charges totaling $54.7 million ($33.4 million after tax, or $.77 per share) for restructuring and other unusual items.
(2) Other nonrecurring items in 1995 consist of a $2.7 million ($.08 per share) after-tax loss related to debt agreements. Amounts in 1994 consist of $11.8 million ($.32 per share) after-tax loss on the early extinguishment of debt, and an after-tax gain of $3.8 million ($.11 per share) from the effect of a change in accounting for certain marketable securities.
(3) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, as an alternative to operating income as an indicator of New AMETEK's operating performance, or as an alternative to cash flows as a measure of AMETEK's overall liquidity as presented in New AMETEK's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures given for other companies.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the estimated component of operating lease expenses representing interest (assumed to be one-third). Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $21.8 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Management's discussion and analysis of the Company's financial condition and results of operations set forth below should be read in conjunction with the selected historical financial information and the Consolidated Financial Statements and the related notes thereto, included elsewhere in this report. The Consolidated Financial Statements of the Company have been restated to reflect the Water Filtration Business as a discontinued operation.

GENERAL

  Following the consummation of the merger of its Water Filtration Business with Culligan Water Technologies, Inc. on August 1, 1997, the Company reorganized its businesses from three to two operating groups: the Electromechanical Group and the Electronic Instruments Group, to better reflect the Company's principal emphasis on electromechanical and electronics-related businesses. The Specialty Metal Products Division is now part of the Electromechanical Group. The Electronic Instruments Group consists of the prior Precision Instruments businesses of the Company, plus the Chemical Products Division. Segment results of operations for all periods shown in the table below have been restated to reflect the reorganization.

 Results of Operations
  The following table sets forth net sales and income of the Company by business segment and activity for the years ended December 31, 1996, 1995 and 1994:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
NET SALES: (1)
  Electromechanical.............................. $446,433  $437,868  $397,178
  Electronic Instruments.........................  353,578   343,979   323,474
                                                  --------  --------  --------
    Total net sales.............................. $800,011  $781,847  $720,652
                                                  ========  ========  ========
INCOME:
Segment operating profit (2)
  Electromechanical.............................. $ 59,509  $ 61,247  $ 56,017
  Electronic Instruments.........................   44,386    39,268    30,688
                                                  --------  --------  --------
    Total segment operating profit...............  103,895   100,515    86,705
  Corporate administrative and other expenses....  (21,052)  (21,836)  (23,146)
                                                  --------  --------  --------
Consolidated operating income....................   82,843    78,679    63,559
Interest and other expenses, net.................  (16,461)  (20,074)  (17,546)
                                                  --------  --------  --------
  Consolidated income from continuing operations
   before income taxes........................... $ 66,382  $ 58,605  $ 46,013
                                                  ========  ========  ========

--------
(1) After elimination of intra and inter-segment sales, which are not significant in amount.
(2) Segment operating profit represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 Results of Operations

  Sales for 1996 totaled $800.0 million, an increase of $18.2 million or 2.3% from the 1995 total of $781.8 million. Both business segments reported sales increases for the 1996 fiscal year. The sales increase of the Electromechanical Group was due to higher domestic and export sales including higher sales of specialty metal products in 1996 compared to 1995. Also contributing to the Group's sales increase, to a lesser extent, was higher domestic sales of electric motors for both floor care and non-floor-care products. The sales increase in the Electronic Instruments Group was due primarily to higher sales of aerospace instruments. Sales by all segments to foreign markets totaled $274.3 million in 1996, an increase of $4.2 million or 1.6%, and represents approximately one-third of total sales in both years. Export shipments from the United States in 1996 continued to increase, reaching $141.3 million compared to $131.1 million in 1995, an increase of 7.8%, due primarily to higher foreign shipments of aerospace products and specialty metal products.

  New orders during 1996 were $792.9 million, compared to $775.7 million for 1995, an increase of $17.1 million or 2.2%. The backlog of orders was $219.2 million at year-end 1996, a decrease of 3.2% from the end of 1995. Business segment operating profit for 1996 was $103.9 million, compared to $100.5 million in 1995, an increase of 3.4%. The increase in profit was primarily due to higher sales volume and continued production efficiency, as the total segment operating profit margins for 1996 of 13.0% were essentially maintained at the 1995 level.

  Corporate administrative and other expenses continued a decreasing trend in 1996, totaling $21.1 million, compared to $21.8 million in 1995, due to lower overall administrative expenses. Operating income of $82.8 million was achieved for 1996, compared to $78.7 million for 1995, an increase of $4.1 million or 5.3%. Interest and other expenses, net, were $16.5 million for 1996, compared to $20.1 million in 1995, a decrease of $3.6 million, due to increased investment income from AMETEK's captive insurance subsidiary, and lower interest expense due to lower effective interest rates on lower outstanding borrowings. Also contributing to the lower net expenses for 1996 was lower amortization due to reduced deferred debt issuance costs, which were charged off as an extraordinary loss in the third quarter of 1995, in connection with the replacement of a prior revolving credit agreement.

  The effective tax rate was 35.1% for 1996, compared to 37.1% for 1995. The reduced 1996 tax rate reflects the effect of a lower proportion of the 1996 pretax income from the Italian motor operations, which are taxed at rates higher than United States pretax income. The 1995 tax rate reflected a higher proportion of Italian income, and also included the impact on current and deferred taxes of a one percent increase in the Italian statutory income tax rate. The 1995 tax rate also reflected a lower state tax provision than in 1996 due to favorable settlements of prior tax years.

  Income from continuing operations for 1996 was $43.1 million or $1.32 per share, compared to $36.9 million or $1.10 per share for 1995, an increase of $6.2 million or 16.8%. Net income in 1996 was $51.2 million or $1.57 per share, and included $8.1 million ($.25 per share) of income from the discontinued Water Filtration Business. Net income for 1995 was $52.3 million, or $1.56 per share, and reflected income from the discontinued Water Filtration Business and Microfoam Division operations of $7.7 million or $.23 per share. Also included in net income for 1995 was a gain of $10.4 million or $.31 per share related to the sale of the Microfoam Division in the second quarter of 1995, and an extraordinary charge of $2.7 million or $.08 per share for the early repayment of debt in the third quarter of 1995.

  The weighted average shares outstanding during 1996 were 32.7 million shares, compared to the average of 33.4 million shares for 1995, a reduction of 2.3%. The reduced number of shares in 1996 resulted from the repurchase and retirement of shares under an ongoing share repurchase program, which began in March 1994, net of shares issued in connection with the exercise of employee stock options. Shares outstanding at December 31, 1996 were 32.7 million shares, not significantly different from year-end 1995.

 Business Segment Results

  The ELECTROMECHANICAL GROUP ("EMG") sales increased $8.6 million or 2.0% to $446.4 million for 1996. Higher domestic and export sales of specialty metal products led the sales increase. Sales of electric motors for floor care and non-floor-care products in 1996 were essentially unchanged from 1995. Higher domestic sales of the Group were largely offset by reduced sales by EMG's Italian motor operations. Continuing recessionary conditions in Europe and highly competitive pricing adversely affected sales in Europe. Operating profit for EMG decreased $1.7 million or 2.8% to $59.5 million in 1996. Profit margins fell to 13.3% in 1996 from 14.0% in the prior year due to the lower European sales and reduced operating efficiencies in EMG's Italian motor operations caused by the sales reduction. Also contributing to the profit decline was the incurrence of start-up costs in 1996 for new motor production operations in the Peoples' Republic of China (PRC), Mexico, and the Czech Republic. These reductions were mitigated somewhat by increased profits from EMG's specialty metal products business and from the Group's domestic motor operations due to higher sales and improved operating efficiencies.

  The competitive situation in Europe caused a delay in implementing EMG's strategy to increase market penetration by offering its motor products as a low-cost outsourcing alternative to certain European vertically integrated floor care manufacturers. EMG is continuing to implement this strategy during 1997. During 1996, EMG continued initiatives to lower production cost, including both the start-up of the new motor production operations previously mentioned above and the purchase of a facility in the Czech Republic for operations to begin later in 1997. These new operations are expected to lower costs and create additional market share opportunities worldwide.

  ELECTRONIC INSTRUMENTS GROUP ("EIG") sales in 1996 were $353.6 million, an increase of $9.6 million or 2.8% from 1995. Increased sales of aerospace instruments were partially offset by lower worldwide sales of heavy vehicle instruments caused by a continuing decline in industry-wide demand and by lower process instruments sales to European markets. Operating profit for EIG increased $5.1 million or 13.0% in 1996 to $44.4 million. Operating profit margins improved to 12.6% for 1996 from 11.4% in 1995 due primarily to significant profit improvements from EIG's aerospace operations. Such profit improvement was the result of a lower cost structure, due to restructuring activities in prior years; increased sales, and a favorable change in product mix. Also contributing to the increase was the full year profit contribution from 50%-owned joint venture in Asia, which was acquired in March 1995 and manufactures low-cost pressure gauges. The profit improvement was limited to some extent by slightly lower sales of heavy truck instruments by the Dixson, Inc. business which was also acquired in March 1995 and by reduced sales of process instruments in Europe.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Results of Operations

  For 1995, sales were $781.8 million, an increase of $61.2 million or 8.5% from the 1994 total of $720.6 million. Both business segments reported increased sales, led by the Electromechanical Group, whose introduction of new products and entry into emerging markets, as well as higher sales from the specialty metals products business, benefited 1995. Softness in the United States floor-care markets experienced in the second half of 1995 reduced domestic sales growth of electric motors. The Electronic Instruments Group's 1995 sales increased due largely to the acquisition of the heavy vehicle instrumentation business of privately held Dixson, Inc. in late March 1995. Sales by all business segments to foreign markets totaled $270.0 million in 1995 compared to $228.2 million in 1994, an increase of 18.3%. Export shipments from the United States in 1995 continued to increase, reaching $131.1 million compared to $109.3 million in 1994, an increase of 19.9%.

  New orders during 1995 were $775.7 million, compared to $743.3 million for 1994, an increase of $32.4 million or 4.4%. The backlog of orders was $226.4 million at year-end 1995, a decrease of 2.6% from the end of 1994. Business segment operating profit was $100.5 million in 1995 compared to $86.7 million in 1994, an increase of 15.9% The increase in profits was due to the higher sales volume and successful implementation of cost reduction programs in both operating groups. The Electronic Instruments Group also benefited from the restructuring of the aerospace business, which was initiated in 1993, and lower operating costs in the chemical products business.

  Corporate administrative and other expenses were $21.8 million, slightly lower than the $23.1 million incurred in 1994. Operating income reached $78.7 million in 1995, an increase of $15.1 million or 23.8% over 1994. Interest and other expenses, net, were $20.1 million in 1995 compared to $17.6 million in 1994, an increase of $2.5 million. The increase in net expenses reflect lower interest expenses during 1995 due to lower effective interest rates on debt outstanding during the year, but it was more than offset by lower interest and other investment income.

  The effective tax rate was approximately 37% for both 1995 and 1994. Both years reflect a lower net state tax provision, and the 1995 rate included foreign tax benefits related to certain capital investments.

  Income from continuing operations improved 27.2% in 1995 to $36.9 million, or $1.10 per share, compared to $29.0 million, or $.78 per share in 1994. Income from discontinued operations was $7.7 million, or $.23 per share in 1995, compared to $10.0 million, or $.27 per share in 1994. Results in 1995 also included an after-tax gain of $10.4 million ($.31 per share), due to the sale of the Microfoam Division in the second quarter of 1995.

  Income before extraordinary items was $55.0 million, or $1.64 per share in 1995, and $39.0 million, or $1.05 per share in 1994, an increase of $16.0 million or 41%. After an extraordinary after-tax charge in the third quarter of 1995 for the write-off of deferred debt issuance costs of $2.7 million, or $.08 per share, net income for 1995 was $52.3 million, or $1.56 per share, compared to 1994 net income of $31.0 million or $.84 per share. Net income for 1994 included a first quarter after-tax charge for an extraordinary loss of $11.8 million ($.32 per share) due to the early extinguishment of debt, and a $3.8 million ($.11 per share) after-tax gain due to a change in accounting for certain marketable securities.

  The weighted average shares outstanding during 1995 were 33.4 million shares, compared to the average of 37.1 million shares for 1994, a reduction of 3.7 million shares or 10%. The reduced number of shares in 1995 resulted from the repurchase and retirement of shares under the ongoing share repurchase program, which began in March 1994. Shares outstanding at December 31, 1995 and 1994 were 32.9 million shares and 34.7 million shares, respectively.

 Business Segment Results

  The ELECTROMECHANICAL GROUP's sales increased $40.7 million or 10.2% to $437.9 million for 1995. The increase was due primarily to higher sales of electric motors resulting from increased market share and the introduction of new electric motor products, and the 1994 completion of capacity expansion programs at two plants in North Carolina. Sales for 1995 from EMG's Italian operations increased 25.6% before currency translation effects, which were minimal. Also contributing to the sales increase were higher sales by the specialty metal products business. However, softness in the United States floor-care market experienced in the second half of 1995 limited domestic sales growth. Operating profit of EMG increased 9.3% to $61.2 million in 1995 due primarily to the increase in sales volume, while profit margin in 1995 was 14%, essentially unchanged from 1994. A profit improvement from the specialty metal products business was offset by higher material costs in the Italian motor operations which exceeded modest price increases and other cost reductions.

  ELECTRONIC INSTRUMENTS GROUP sales in 1995 were $344.0 million, an increase of $20.5 million or 6.3% from 1994. The increase was largely due to increased sales of heavy vehicle instruments, resulting from the acquisition of Dixson, Inc. at the end of the first quarter of 1995. An expected market downturn started to affect fourth-quarter 1995 shipments of heavy vehicle instruments, but was alleviated somewhat by improving sales of commercial aerospace products. Sales of process instruments also increased in 1995; however, that increase was mostly offset by lower first-half sales of aerospace instruments. EIG's operating profit in 1995 increased 28.0% to $39.3 million. A profit contribution by Dixson, Inc., and by a manufacturing joint venture in Asia; increased operating efficiencies in the aerospace business resulting from the restructuring activities, which along with benefits from cost reduction programs initiated in prior years, accounted for the improved operating results.

LIQUIDITY AND CAPITAL RESOURCES

 December 31, 1996 Compared to December 31, 1995

  Working capital at December 31, 1996 amounted to $50.4 million, an increase of $20.9 million from December 31, 1995, largely reflecting the repayment of short-term borrowings. The ratio of current assets to current liabilities at December 31, 1996 was 1.28:1, compared to 1.14:1 at December 31, 1995. AMETEK's earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $116.9 million in 1996, compared to $111.4 million in 1995.

  Cash provided by continuing operations totaled $64.7 million in 1996 compared to $61.5 million in 1995, a net increase of $3.2 million. The net increase reflects higher income from continuing operations, and lower overall working capital requirements. Total cash provided by operating activities in 1996 was $72.1 million, and included $7.4 million of cash provided by discontinued operations. Total cash provided by operating activities in 1995 was $57.4 million, and included $4.2 million of cash used for discontinued operations, of which $5.7 million represents cash paid for a French water filtration producer acquired in late 1995 and included in the spin-off.

  Total 1996 charges against reserves for restructuring and other unusual items amounted to $7.2 million, compared to $13.0 million in 1995. The charges were primarily for cash, and did not significantly affect liquidity. Charges in both years were for workforce reductions, relocation of aerospace operations, and facilities combinations, which required cash outlays, and for the write-off of certain assets, which did not require the use of cash. In 1997, AMETEK expects to incur additional restructuring-related cash and noncash charges against its restructuring reserves. AMETEK anticipates substantial completion of the restructuring program by the end of 1997, except for certain longer-term pension-related aspects of the program. When the restructuring program is completed, it is anticipated that the benefits, which have already been substantial, will continue to more than offset the required cash expenditures under the plan.

  Cash used for investing activities was $39.2 million in 1996, compared to $20.6 million in 1995, an increase of $18.6 million. The primary reason for the increase was additions to property, plant, and equipment, which totaled $39.1 million in 1996 compared to $29.3 million in 1995. Net cash expenditures for investing activities in 1995 also included the acquisition of a business and an investment in a joint venture, requiring a total cash outlay of $38.3 million, more than offset by $47.4 million in cash proceeds, received primarily from the sale of the Microfoam Division and other assets.

  Financing activities used cash totaling $37.2 million in 1996, compared to $36.9 million in 1995. During 1996, net repayments of short-term borrowings totaled $24.4 million; 698,000 shares of common stock were repurchased at a total cost of $12.5 million; dividends of $7.9 million were paid; and cash proceeds of $7.0 million were received from the exercise of employee stock options. Financing activities for 1995 included net proceeds of $54.5 million from short-term borrowings; repayment of $50.0 million in term loans, of which $5.0 million was required; expenditures of $39.6 million for the repurchase of
2.3 million shares of common stock; funding of dividends totaling $8.0 million; and net proceeds of $5.6 million related to the exercise of employee stock options.

  On September 12, 1996, AMETEK's $195 million Credit Agreement was amended. In addition to providing somewhat greater financial flexibility, the amended agreement also extended the maturity of the credit facility by one year, to 2001, and provided for slightly lower interest rates and fees on the total credit facility. In connection with the spin-off and the merger, AMETEK amended the Credit Agreement to allow for, among other things, additional borrowings of $25 million assumed by Culligan in connection with the spin-off and the merger of the Water Filtration Business. At December 31, 1996, $176.9 million of the domestic bank credit facility was unused and available, along with approximately $8.4 million of unused foreign credit lines with European banks.

  The stock repurchases mentioned previously were made under the ongoing share repurchase programs. Since the stock repurchase programs began in March 1994, a total of 12.2 million shares have been acquired at a cost of $171.0 million as of December 31, 1996. Additional stock repurchases, if any, will be made under a new $50.0 million authorization announced in June 1996, of which $48.2 million was unexpended as of year-end 1996.

  As a result of all 1996 cash flow activities, cash and cash equivalents at December 31, 1996 totaled $2.4 million, compared to $6.6 million at December 31, 1995.

NEW ACCOUNTING STANDARDS

  In the first quarter of 1996, AMETEK adopted Financial Accounting Standards Board (FASB) Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Statement No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new statement did not have any impact on AMETEK's, nor will they have any impact on New Ametek's consolidated financial position or results of operations.

  As of January 1, 1996, AMETEK adopted FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 establishes a fair value method of accounting for stock-based awards issued to employees and others that includes expensing related compensation cost in the income statement, but it also allows companies the choice of continuing to measure compensation expense as it was previously measured prior to the effective date of adoption of Statement No. 123. AMETEK elected to continue to use the previous method of accounting for stock-based awards issued to employees, but will provide the disclosures required by Statement No. 123. Consequently, adoption of Statement No. 123 did not have any impact on AMETEK's consolidated financial position or results of operations.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted for financial statements issued for periods ending after December 15, 1997. At such time, AMETEK will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact of this change will not affect the previous calculation of earnings per share. The impact of Statement No. 128 on the calculation of fully diluted earnings per share is not expected to be material to AMETEK.

INTERNAL REINVESTMENT

 Capital Expenditures

  Capital expenditures were $39.1 million in 1996, compared to $29.3 million in 1995, an increase of $9.7 million or 33.2%. Approximately 83% of the 1996 expenditures were for additional manufacturing equipment to increase production efficiencies, and for expanded production capacity, primarily in the Electromechanical Group. AMETEK expects to increase its total capital spending in 1997 slightly above 1996 levels, with continued emphasis on investment in production efficiencies and expansion, primarily in the Electromechanical Group.

 Product Development and Engineering

  Product development and engineering expenses were $35.9 million in 1996 compared to $32.0 million in 1995, and $31.9 million in 1994. These amounts include net expenses for research and development of $17.1 million in 1996, $15.5 million in 1995, and $17.3 million in 1994, such expenditures were directed toward the development of new products and processes, and the improvement of existing products and processes.

ENVIRONMENTAL MATTERS

  AMETEK is subject to environmental laws and regulations as well as stringent cleanup requirements and also has been named a potentially responsible party at several sites that are the subject of government-mandated cleanups. Charges to expense for environmental cleanup at those sites and other sites were approximately $1.8 million in 1996, $2.4 million in 1995, and $1.6 million in 1994.

  It is not possible to accurately quantify the potential financial impact of actions regarding environmental matters, but AMETEK believes that, based on past experiences and current evaluations, the outcome of these actions is not likely to have a material adverse effect on the future results of operations, financial position or cash flow.

IMPACT OF INFLATION

  AMETEK attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, AMETEK uses the last-in, first-out (LIFO) method of accounting for inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, AMETEK believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on its operations.

FORWARD-LOOKING INFORMATION

  Except for the historical information contained herein, certain matters discussed in this report are "forward-looking statements," as defined in the Private Securities Litigation Reform Act ("PSLRA") of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various important factors. Such factors include, but are not limited to, economic conditions, market demand and financing considerations, which in the future could cause AMETEK's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company. The following includes some, but not all, of the factors or uncertainties that could cause actual results to differ significantly from projections:

  . An economic slowdown in any one, or all of, the Company's global market segment.

  . Unforeseen selling price reductions in any one, or all of, the Company's global market segments, with adverse effects on profit margins. Currently, the most noticeable price pressure is in the electric motor market in which some competitors are scaling back prices, and new competitors are seeking to gain market entry.

  . The Company's ability to achieve cost reduction targets; due in part to varying prices and availability of certain raw materials and semifinished materials and components.

  . Underutilization of the Company's existing factories and plants, or plant expansions or new plants, possibly resulting in production inefficiencies, higher and unanticipated start-up expenses and production delays at new plants.

  . The unanticipated expenses of divesting businesses currently under consideration, or of assimilating newly-acquired business into the Company's business structure; as well as, the impact of unusual expenses from on-going evaluations of business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control.

  . Unpredictable delays or difficulties in the development of key new product programs.

  . The risk of not recovering major research and development expenses, and the risks associated with major technological shifts away from the Company's technologies and core competencies.

  . A slower than anticipated improvement in the build rate in the U.S. and Europe for heavy-trucks, construction and agricultural equipment and related instrumentation, as well as a restriction in the ability of heavy vehicle manufacturers to secure components manufactured by outside suppliers.

  . Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

  . The effects, in the U.S. and abroad, of changes in trade practices;
    monetary and fiscal policies; laws and regulations; other activities of governments, agencies, and similar organizations; and social and economic conditions, such as trade restrictions or prohibitions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; and the ability or inability of the Company to obtain, or hedge foreign currencies, foreign currency exchange rates and fluctuation in those rates. This would include, extreme currency fluctuations in the Italian lira and German mark; protectionism and confiscation of assets; nationalizations and unstable governments and legal systems, and intergovernmental disputes.

  The Company believes that it has the product offering, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of AMETEK, Inc. (formerly Ametek Aerospace Products, Inc.):

  We have audited the accompanying consolidated balance sheets of AMETEK, Inc. (formerly Ametek Aerospace Products, Inc.) as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. (formerly Ametek Aerospace Products, Inc.) at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1994, the Company changed its method of accounting for marketable securities.

                                          Ernst & Young LLP

Philadelphia, Pennsylvania
August 1, 1997

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

                        CONSOLIDATED STATEMENT OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
Net sales..................................   $800,011    $781,847    $720,652
                                            ----------  ----------  ----------
Expenses:
  Cost of sales (excluding depreciation)...    627,006     611,036     566,536
  Selling, general and administrative......     64,320      67,313      63,910
  Depreciation.............................     25,842      24,819      26,647
                                            ----------  ----------  ----------
    Total expenses.........................    717,168     703,168     657,093
                                            ----------  ----------  ----------
Operating income...........................     82,843      78,679      63,559
Other income (expenses):
  Interest expense.........................    (19,061)    (20,175)    (21,618)
  Other, net...............................      2,600         101       4,072
                                            ----------  ----------  ----------
Income from continuing operations before
 income taxes..............................     66,382      58,605      46,013
Provision for income taxes.................     23,310      21,721      17,009
                                            ----------  ----------  ----------
Income from continuing operations..........     43,072      36,884      29,004
Discontinued operations, net of taxes:
  Income from discontinued operations......      8,118       7,652       9,987
  Gain on sale of discontinued operation...        --       10,420         --
                                            ----------  ----------  ----------
Income before extraordinary items and
 cumulative effect of accounting change....     51,190      54,956      38,991
Extraordinary loss on early extinguishment
 of debt, net of taxes.....................        --       (2,676)    (11,810)
Cumulative effect of accounting change for
 marketable securities, net of taxes.......        --          --        3,819
                                            ----------  ----------  ----------
Net income.................................   $ 51,190    $ 52,280    $ 31,000
                                            ==========  ==========  ==========
Earnings (loss) per share:
  Income from continuing operations........  $    1.32   $    1.10   $     .78
  Discontinued operations:
  Income from discontinued operations......        .25         .23         .27
  Gain on sale of discontinued operation...        --          .31         --
                                            ----------  ----------  ----------
  Income before extraordinary items and
   cumulative effect of accounting change..       1.57        1.64        1.05
  Extraordinary loss on early
   extinguishment of debt..................        --         (.08)       (.32)
  Cumulative effect of accounting change...        --          --          .11
                                            ----------  ----------  ----------
  Net income...............................  $    1.57   $    1.56   $     .84
                                            ==========  ==========  ==========
Average common shares outstanding.......... 32,670,726  33,426,436  37,125,569
                                            ==========  ==========  ==========

                            See accompanying notes.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  2,354  $  6,644
  Marketable securities....................................    6,441     5,694
  Receivables, less allowance for possible losses..........  117,692   112,444
  Inventories..............................................   86,531    94,259
  Deferred income taxes....................................   11,007    11,739
  Other current assets.....................................    5,287     4,299
                                                            --------  --------
    Total current assets...................................  229,312   235,079
Property, plant and equipment, net.........................  174,808   160,188
Intangibles, investments and other assets..................   95,048    94,418
Net assets of discontinued operations......................   29,707    29,868
                                                            --------  --------
                                                            $528,875  $519,553
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
  debt..................................................... $ 31,845  $ 56,374
  Accounts payable.........................................   74,220    73,522
  Income taxes payable.....................................   10,148     9,174
  Accrued liabilities......................................   62,724    66,533
                                                            --------  --------
    Total current liabilities..............................  178,937   205,603
Long-term debt.............................................  150,333   150,430
Deferred income taxes......................................   33,493    30,271
Other long-term liabilities................................   36,614    46,190
Stockholders' equity:
  Preferred stock, $1.00 par value; authorized: 5,000,000
  shares; none issued......................................      --        --
  Common stock, $.01 par value; authorized: 100,000,000
   shares; issued: 1996--34,208,095 shares; 1995--
   34,906,717 shares.......................................      342       349
  Capital in excess of par.................................    1,190       783
  Retained earnings........................................  157,843   124,503
                                                            --------  --------
                                                             159,375   125,635
  Net unrealized losses....................................  (15,375)  (18,691)
  Less: Cost of shares held in treasury: 1996--1,502,617
   shares; 1995--2,049,194 shares..........................  (14,502)  (19,885)
                                                            --------  --------
    Total stockholders' equity.............................  129,498    87,059
                                                            --------  --------
                                                            $528,875  $519,553
                                                            ========  ========

                            See accompanying notes.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1996     1995     1994
                                                    --------  -------  -------
CAPITAL STOCK
  Preferred stock.................................. $    --   $   --   $   --
  Common stock, $.01 par value:
    Balance at the beginning of the year...........      349      372   46,414
    Common stock retirement........................       (7)     (23)  (6,988)
    Reduction in par value from $1.00 per share to
     $.01 per share................................      --       --   (39,054)
                                                    --------  -------  -------
      Balance at the end of the year...............      342      349      372
                                                    --------  -------  -------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at the beginning of the year.............      783    7,382    6,389
  Employee stock options and savings plan..........    2,943    2,093      976
  Reduction in par value of common stock...........      --       --    39,054
  Common stock retirement..........................   (2,536)  (8,661) (39,607)
  Other............................................      --       (31)     570
                                                    --------  -------  -------
      Balance at the end of the year...............    1,190      783    7,382
                                                    --------  -------  -------
RETAINED EARNINGS
  Balance at the beginning of the year.............  124,503  111,150  161,297
  Net income.......................................   51,190   52,280   31,000
  Cash dividends paid..............................   (7,853)  (7,983)  (8,910)
  Common stock retirement..........................   (9,997) (30,944) (72,237)
                                                    --------  -------  -------
      Balance at the end of the year...............  157,843  124,503  111,150
                                                    --------  -------  -------
NET UNREALIZED LOSSES
  Foreign currency translation:
    Balance at the beginning of the year...........  (15,008) (16,148) (20,163)
    Translation adjustments........................    1,281    1,140    4,015
                                                    --------  -------  -------
      Balance at the end of the year...............  (13,727) (15,008) (16,148)
                                                    --------  -------  -------
  Pension liability in excess of unrecognized prior
   service cost:
    Balance at the beginning of the year...........   (4,384)  (4,391)  (4,731)
    Adjustments during the year....................    1,802        7      340
                                                    --------  -------  -------
      Balance at the end of the year...............   (2,582)  (4,384)  (4,391)
                                                    --------  -------  -------
  Other (principally valuation allowance for
   marketable securities):
    Balance at the beginning of the year...........      701     (683)   3,262
    Appreciation (depreciation) in marketable
     securities....................................      233    1,384   (2,547)
    Other..........................................      --       --    (1,398)
                                                    --------  -------  -------
      Balance at the end of the year...............      934      701     (683)
                                                    --------  -------  -------
      Balance at the end of the year...............  (15,375) (18,691) (21,222)
                                                    --------  -------  -------
TREASURY STOCK
  Balance at the beginning of the year.............  (19,885) (24,502) (27,142)
  Employee stock options and savings plan..........    5,200    4,237    2,577
  Other............................................      183      380       63
                                                    --------  -------  -------
      Balance at the end of the year...............  (14,502) (19,885) (24,502)
                                                    --------  -------  -------
        Total stockholders' equity................. $129,498  $87,059  $73,180
                                                    ========  =======  =======

                            See accompanying notes.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1996     1995      1994
                                                    -------  -------  --------
Cash provided by (used for):
Operating activities:
  Income from continuing operations................ $43,072  $36,884  $ 29,004
  Adjustments to reconcile income from continuing
   operations
   to net cash provided by continuing operations:
    Depreciation and amortization..................  32,659   32,804    33,844
    Deferred income taxes..........................   2,467    3,957     4,505
    Proceeds from sale of securities in trading
    portfolio......................................     --       --     31,566
    Changes in operating working capital:
      Increase in receivables......................  (3,590)  (2,298)   (7,632)
      Decrease (increase) in inventories and other
      current assets...............................   7,567    1,877    (9,606)
      (Decrease) increase in payables, accruals and
      income taxes.................................  (6,481) (17,633)   21,470
    (Decrease) increase in other long-term
    liabilities....................................  (4,315)   6,103      (710)
      Other........................................  (6,695)    (153)   (3,312)
                                                    -------  -------  --------
  Cash provided by continuing operations...........  64,684   61,541    99,129
  Cash provided by (used for) discontinued
  operations.......................................   7,388   (4,163)   12,854
                                                    -------  -------  --------
        Total operating activities.................  72,072   57,378   111,983
                                                    -------  -------  --------
Investing activities:
  Additions to property, plant and equipment....... (39,076) (29,342)  (20,364)
  Proceeds from sale of assets and discontinued
  operations.......................................   4,009   42,687     8,420
  Purchase of businesses and investments...........  (5,785) (38,281)   (1,144)
  Decrease in marketable securities and other......   1,649    4,293     5,611
                                                    -------  -------  --------
        Total investing activities................. (39,203) (20,643)   (7,477)
                                                    -------  -------  --------
Financing activities:
  Net change in short-term borrowings.............. (24,357)  54,544     1,600
  Cash dividends paid..............................  (7,853)  (7,983)   (8,910)
  Additional long-term borrowings..................     --       --    306,004
  Repayment of long-term debt......................     --   (50,000) (292,506)
  Debt issuance costs and debt prepayment premiums.     --      (166)  (29,211)
  Repurchases of common stock...................... (12,540) (39,628) (118,832)
  Proceeds from stock options......................   6,953    5,629     3,554
  Other............................................     638      706       400
                                                    -------  -------  --------
        Total financing activities................. (37,159) (36,898) (137,901)
                                                    -------  -------  --------
Decrease in cash and cash equivalents..............  (4,290)    (163)  (33,395)
Cash and cash equivalents:
  Beginning of year................................   6,644    6,807    40,202
                                                    -------  -------  --------
  End of year...................................... $ 2,354  $ 6,644  $  6,807
                                                    =======  =======  ========

                            See accompanying notes.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"), formerly Ametek Aerospace Products, Inc. On August 1, 1997, the Company's predecessor, also named AMETEK, Inc., ("Old Ametek") completed the merger of its Water Filtration Business with Culligan Water Technologies, Inc. ("Culligan") in a tax-free transaction valued at approximately $172 million, including the assumption by Culligan of $25 million of Old Ametek's debt and issuance of approximately 3.5 million shares of Culligan common stock to stockholders of Old Ametek.

  Immediately prior to the merger, Old Ametek transferred all of the assets and liabilities of its non-water filtration businesses, excluding the indebtedness described above, to a wholly owned subsidiary of Old Ametek, Ametek Aerospace Products, Inc. ("New Ametek"). On July 31, 1997, the shares of New Ametek were distributed to Old Ametek's shareholders on a one-for-one basis (the "Spin-off"), and all shares of Old Ametek common stock held in treasury were cancelled. Immediately after the Spin-off, New Ametek was renamed AMETEK, Inc. (the "Company"). Effective August 1, 1997, the Culligan shares were issued to the Old Ametek stockholders in exchange for all of their shares of Old Ametek common stock. The terms "AMETEK", and the "Company" are used interchangeably herein as appropriate within the context.

  As a result of the above transaction, the Water Filtration Business is reflected in the accompanying financial statements as a discontinued operation (see Note 4 herein). The financial information for all periods shown have been restated to give effect to the discontinued operation.

  As a successor to Old Ametek, New Ametek will succeed to many important aspects of the Company's existing businesses, organization and affairs. In addition, upon completion of the Spin-off and merger, management of the Company has reorganized the businesses of the Company into two groups: the Electromechanical Group and the Electronic Instruments Group. This new organizational structure will better reflect the Company's principal emphasis on electromechanical and electronics-related businesses. Business segment information in Note 13 herein, has been restated on the reorganized basis.

 Basis of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all significant intercompany transactions in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents, Securities, and Other Investments

  All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. In January 1994, AMETEK adopted Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investment in Debt and Equity Securities. SFAS No. 115 requires that equity securities and fixed income securities be carried at market value, and that the unrealized gains and losses on securities, less deferred income taxes, be reflected as a component of stockholders' equity for securities considered available for sale, and be reflected in income for securities held for trading purposes. The cumulative effect on net income of adopting that standard for securities, then classified in a trading portfolio, was to increase net income for 1994

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

by $3.8 million (net of taxes), or $.11 per share. At December 31, 1996 and 1995, all of AMETEK's equity securities and fixed income securities (primarily those of a captive insurance subsidiary) are considered available-for-sale. The aggregate market value of such securities at December 31, 1996 and 1995 was: 1996--$14.9 million ($13.5 million amortized cost), and 1995--$12.2 million ($10.9 million amortized cost). New Ametek's other investments are accounted for by the equity method.

 Inventories

  Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) method over the LIFO value was $35.0 million and $36.4 million at December 31, 1996 and 1995.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of tools, jigs and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

 Revenue Recognition

  The Company's revenues are recorded as products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. The aggregate provisions for estimated warranty costs (not significant in amount) are recorded at the time of sale and periodically adjusted to reflect actual experience.

 Research and Development

  Research and development costs are charged to operations as incurred and during the past three years were: 1996--$17.1 million, 1995--$15.5 million and 1994--$17.3 million.

 Earnings Per Share

  Earnings per share are based on the average number of common shares outstanding during the period. No material dilution of earnings per share would result for the periods if it were assumed that all outstanding stock options were exercised.

 Foreign Currency Translation

  Assets and liabilities of foreign operations are translated by using exchange rates in effect at the balance sheet date, and their results of operations are translated by using average exchange rates for the year.

  Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Gains and losses from those transactions (not significant in amount) are included in operating results for the year.

  In addition, the Company utilizes various financial instruments to hedge firm commitments for certain export sales, thereby minimizing its exposure to foreign currency fluctuation. Foreign exchange contracts, foreign currency options, and foreign currency swaps may be entered into for periods consistent with the Company's exposure, generally one year or less. Gains and losses from those arrangements are deferred and are reflected as adjustments of the related foreign currency transaction.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Interest Rate Swap and Cap Agreements

  The Company enters into interest rate swap and cap agreements to modify the interest characteristics of certain of its revolving credit loans, and to reduce the impact of increases in interest rates on its floating-rate loans. Such agreements generally involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change, and it is recognized as an adjustment to interest expense related to the debt over the life of the agreements. Under interest rate cap agreements, the interest rate on a specified percentage of certain revolving credit loans outstanding, which is subject to the floating interest rate, cannot exceed a fixed percentage. The Company also uses foreign currency and interest rate swaps in its selective hedging of certain foreign currency and interest rate risk exposure.

 Intangible Assets

  The excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over periods of 20 to 30 years. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Patents are being amortized on a straight-line basis over their estimated useful lives of 9 to 10 years. Other acquired intangibles are being amortized on a straight-line basis over their estimated useful lives of five to 30 years.

 Reclassifications

  Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2. RESTRUCTURING

  As of December 31, 1996, charges against a restructuring reserve of $45.1 million established in 1993 (primarily for the Electronic Instruments Group) totaled approximately $32.2 million, of which $7.2 million was charged in 1996, $13 million in 1995 and $7.9 million in 1994. The charges were for costs related to workforce reductions, a facility combination and asset write-downs. The remaining reserves of $12.9 million at December 31, 1996 related primarily to certain pension and employee-related obligations, and product line relocation, are currently anticipated to be fully utilized with no material change in the estimates. Except for certain long-term pension obligations, the significant portion of these actions are expected to be completed by the end of 1997.

3. ACQUISITIONS

  On March 31, 1995, AMETEK purchased the heavy-vehicle instrumentation business of privately held Dixson, Inc. for cash. This acquisition was accounted for by the purchase method and the results of its operations are included in the Company's consolidated results from its acquisition date. The acquisition of Dixson, Inc. would not have had a material effect on the Company's sales or earnings for 1995 or 1994 had it been made at the beginning of the respective periods.

  On March 1, 1995, AMETEK acquired a 50% ownership interest in a joint venture established with a Taiwanese supplier to manufacture low-cost pressure gauges in the PRC and Taiwan for worldwide markets. The investment is accounted for by the equity method, and the Company's 50% share of the operating results since March 1, 1995 (not material in amount) is included in the earnings of its domestic gauge manufacturing division.

  The aggregate purchase price of the above mentioned acquisitions and investment in the joint venture totaled $40.8 million, consisting of cash paid at closing and minor deferred payment obligations over periods of up to three years. The investment in the joint venture is reported with Intangibles, investments and other assets in the accompanying balance sheet.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. DISCONTINUED OPERATIONS

  On February 5, 1997, AMETEK announced that it had entered into an Agreement and Plan of Merger (the "Merger"), as amended and restated on May 9, 1997, whereby Culligan Water Company, Inc. ("Culligan Merger Sub"), a wholly owned subsidiary of Culligan Water Technologies, Inc. ("Culligan") would be merged with and into its water filtration business. The water filtration business consists of the Plymouth Products Division, a U.S. operation, and three foreign subsidiaries: AMETEK Filters, Limited, a U.K. subsidiary; APIC, S.A., a French subsidiary; and AFIMO S.A.M., a Monaco subsidiary. The transaction was completed on August 1, 1997, see Note 1.

  In connection with the Merger, AMETEK and Culligan entered into certain contractual agreements. Such agreements include, a Tax Allocation Agreement, which among other things, set forth each party's rights and obligations with respect to the allocation and payment of certain taxes for periods before and after the Spin-Off, as well as related matters, such as the allocation of responsibility for the filing of any tax returns and the conduct of audits by taxing authorities; a Trademark Agreement, which govern the use of trademarks and trade names by AMETEK; an Indemnification Agreement that govern certain indemnification matters among the parties; and a Transition Services Agreement which sets forth the obligation of AMETEK to provide Culligan with certain transition related services and support.

  On May 18, 1995, AMETEK sold its foam packaging business (Microfoam Division) for approximately $37 million in cash. The sale of the assets of the Microfoam Division, after providing for certain costs related to the sale, resulted in a second quarter 1995 gain of $10.4 million, net of taxes of $6.4 million.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  AMETEK's financial statements for all periods presented have been restated to report these businesses as discontinued operations. Summary operating results of discontinued operations were as follows:

                                YEAR ENDED DECEMBER 31,
                                -----------------------
                                 1996    1995    1994
                                 ----    ----    ----
                                    (IN THOUSANDS)
      WATER FILTRATION
      BUSINESS:
        Net sales.............. $68,650 $55,643 $54,086
                                ======= ======= =======
        Income before income
        taxes.................. $12,278 $10,652 $11,750
        Provisions for income
        taxes..................   4,160   3,779   4,135
                                ------- ------- -------
        Net income............. $ 8,118 $ 6,873 $ 7,615
                                ======= ======= =======
      FOAM PACKAGING BUSINESS:
        Net sales.............. $   --  $12,153 $33,226
                                ======= ======= =======
        Income before income
        taxes..................     --  $ 1,291 $ 4,044
        Provisions for income
        taxes..................     --      512   1,672
                                ------- ------- -------
        Net income............. $   --  $   779 $ 2,372
                                ======= ======= =======
      TOTAL DISCONTINUED
      OPERATIONS:
        Net sales.............. $68,650 $67,796 $87,312
                                ======= ======= =======
        Income before income
        taxes.................. $12,278 $11,943 $15,794
        Provisions for income
        taxes..................   4,160   4,291   5,807
                                ------- ------- -------
        Net income............. $ 8,118 $ 7,652 $ 9,987
                                ======= ======= =======

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. OTHER BALANCE SHEET INFORMATION

                                                             1996       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
      INVENTORIES
        Finished goods and parts.......................... $  23,410  $  25,984
        Work in process...................................    18,631     23,289
        Raw materials and purchased parts.................    44,490     44,986
                                                           ---------  ---------
                                                           $  86,531  $  94,259
                                                           =========  =========
      PROPERTY, PLANT AND EQUIPMENT, at cost
        Land.............................................. $   8,645  $   7,919
        Buildings.........................................    86,607     82,637
        Machinery and equipment...........................   320,816    287,858
                                                           ---------  ---------
                                                             416,068    378,414
        Less accumulated depreciation.....................  (241,260)  (218,226)
                                                           ---------  ---------
                                                           $ 174,808  $ 160,188
                                                           =========  =========
      INTANGIBLES, INVESTMENTS AND OTHER ASSETS
        Intangibles, at cost:
          Patents......................................... $  20,698  $  20,993
          Goodwill........................................    30,662     30,598
          Other acquired intangibles......................    47,777     47,955
          Less accumulated amortization...................   (60,546)   (54,499)
                                                           ---------  ---------
                                                              38,591     45,047
        Investments.......................................    36,437     30,106
        Other.............................................    20,020     19,265
                                                           ---------  ---------
                                                           $  95,048  $  94,418
                                                           =========  =========
      ACCRUED LIABILITIES
        Accrued employee compensation and benefits........ $  22,548  $  21,504
        Restructuring.....................................     5,556     11,208
        Other.............................................    34,620     33,821
                                                           ---------  ---------
                                                           $  62,724  $  66,533
                                                           =========  =========

                                                         1996     1995    1994
                                                        -------  ------  ------
                                                           (IN THOUSANDS)
      ALLOWANCES FOR POSSIBLE LOSSES ON
       ACCOUNTS AND NOTES RECEIVABLE
        Balance at beginning of year................... $ 6,358  $3,906  $2,377
        Additions charged to expense...................     150   2,708   1,597
        Recoveries credited to allowance...............      38       6     110
        Write-offs.....................................  (1,212)   (417)   (213)
        Currency translation adjustment and other......      41     155      35
                                                        -------  ------  ------
        Balance at end of year......................... $ 5,375  $6,358  $3,906
                                                        =======  ======  ======

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. LONG-TERM DEBT

  At December 31, 1996 and 1995, long-term debt consisted primarily of $150 million in 9 3/4% Senior Notes due 2004. The annual future payments required by the terms of the long-term debt for the years 1997 through 2001 are not significant.

  In March 1994, AMETEK entered into a $250 million senior secured credit agreement with a group of banks led by The Chase Manhattan Bank, N.A. The net proceeds from these debt issues, together with available cash were used, among other things, to finance early retirement of debt in March 1994. In October 1994, AMETEK amended the agreement by reducing the total credit facility from $250 million to $200 million. In connection with this early retirement of debt, AMETEK recorded a first quarter 1994 extraordinary charge of $11.8 million (net of tax benefits of $7.6 million), or $.32 per share, for the prepayment premiums paid and the write-off of related deferred debt issuance costs.

  On August 2, 1995, AMETEK replaced its $200 million secured bank credit facility with a new Bank Credit Agreement with a group of banks led by The Chase Manhattan Bank, N.A. The five-year revolving credit facility was unsecured, and provided up to $195 million in revolving credit loans, with scheduled reductions in the total credit facility to $150 million by August 1, 2000. In connection with the August 2, 1995 Bank Credit Agreement, AMETEK recorded a third quarter 1995 noncash extraordinary charge of $2.7 million (net of tax benefits of $1.7 million), or $.08 per share, for the write-off of deferred debt issuance costs related to the previous bank credit agreement.

  On September 12, 1996, AMETEK amended the $195 million Bank Credit Agreement, extending the maturity of the facility by one year, to 2001. In addition, the amended agreement provides somewhat greater financial flexibility, and slightly lower interest rates and fees on the entire credit facility.

  Among other things, the agreements place certain restrictions on cash payments, including the payment of cash dividends. At December 31, 1996, retained earnings of approximately $12 million were not subject to the dividend limitation.

  Outstanding loans under the credit facility are subject to interest rate swaps and cap agreements based on the combination of a fixed rate and the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR. Under the new Bank Credit Agreement, at December 31, 1996, AMETEK had $18.1 million in revolving credit loans outstanding at a blended interest rate of 7.4%.

  Foreign subsidiaries of the Company had lines of credit with European banks of approximately $22.1 million, of which $8.4 million was unused at December 31, 1996. The revolving credit loans, along with the foreign bank borrowings totaling $13.7 million at December 31, 1996, are classified on the accompanying balance sheet as short-term borrowings. The weighted average interest rate on all short-term borrowings outstanding at December 31, 1996 was 8.6%. The Company also has outstanding letters of credit totaling $13.6 million at December 31, 1996.

7. STOCKHOLDERS' EQUITY

  In June 1996, AMETEK announced a new $50 million stock repurchase authorization, and rescinded the unused portion ($5.8 million) of the previous authorizations, which had totaled $175 million. During 1996, AMETEK repurchased 698,000 shares of its common stock at an aggregate cost of $12.5 million. As of December 31, 1996, shares repurchased since the inception of the stock repurchase programs in March 1994 totaled 12.2 million shares at an aggregate cost of $171 million. At December 31, 1996, $48.2 million was unexpended under the outstanding stock repurchase authorization.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  All of the repurchased shares have been retired as required by the loan agreements, and such retired shares are considered authorized but unissued shares. At December 31, 1996, shares outstanding totaled 32,705,478 shares, compared to 32,857,523 shares outstanding at December 31, 1995.

  In 1995, AMETEK adopted a Stock Incentive Plan, providing for the grant of options to purchase up to 2,200,000 shares of common stock to eligible employees and nonemployee Directors. Under the Stock Incentive Plan, the awards may include the grant of stock options, stock appreciation rights, restricted stock awards, and phantom stock awards. In June 1997, AMETEK adopted the 1997 Stock Incentive Plan ("the 1997 Plan") for employees and Directors of the Company which became effective on the Spin-off date (see Note
1). The 1997 Plan is similar, in many respects, to the 1995 Stock Incentive Plan and other existing option plans which it replaces. The 1997 Plan authorizes the grant of options to purchase up to 3,800,000 shares of the Company's common stock.

  In certain circumstances, AMETEK provides for restricted stock awards of its common stock to eligible employees and nonemployee Directors at such cost to the recipient as the Stock Incentive Plan Committee of the Board of Directors may determine. Such shares are issued subject to certain conditions, with transfer and other restrictions as prescribed by the Plan. No restricted stock was awarded during 1996 or 1995. In 1994, AMETEK awarded 20,000 shares of restricted common stock to certain nonemployee Directors under the Plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market value of the shares awarded over the price paid by the recipient at the date of the grant, is charged to stockholders' equity and is amortized to expense over the periods until the restrictions lapse. Amortization expense in 1996, 1995, and 1994 for awards under the Plan was not significant.

  As of January 1, 1996, AMETEK adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation. As permitted by Statement No. 123, AMETEK elected to continue to account for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation expense is not recognized for fixed-price stock options when the exercise price of the employee stock option is equal to the market price of the underlying stock on the date of grant.

  Total compensation expense recognized for all stock-based employee compensation awards for 1996, 1995 and 1994 was not significant. Had compensation expense for the stock option plans been determined by Statement No. 123, the pro forma effects on the Company's net income and earnings per share for the years ended December 31, 1996 and 1995 would not have been materially different from the amounts reported. The effects of applying Statement No. 123 in 1996 for providing pro forma compensation expense disclosure may not be representative of the effects on reported net income, or earnings per share in future years.

  Options held by employees of the Water Filtration Business on December 31, 1996 to purchase a total of 113,140 shares of AMETEK common stock at prices ranging from $11.69 to $19.13 per share were amended to provide for the following for a period ending three days prior to the Merger: The options could be fully exercised, or such employees could elect to receive a cash amount equal to the spread between the aggregate average market price of AMETEK's common stock over the aggregate exercise price of the options. In addition, any such holder of an incentive stock option was entitled to a cash payment of 20% of the taxable gain from such exercise or surrender.

  As a result of the Merger, all options outstanding (other than those held by employees of the Water Filtration Business) were amended by adjusting the option price and the number of shares to maintain the inherent economic value; the per share ratio between the market price of the common stock and the exercise price of the option; and the vesting and term provisions of the options that existed prior to the Merger.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  At December 31, 1996, 3,786,623 (4,402,164 in 1995) shares of common stock were reserved under all of AMETEK's incentive and nonqualified stock plans. The options are exercisable at prices not less than market price value on dates of grant, and the options become exercisable over four to ten-year periods from such dates. AMETEK also had outstanding 32,500 (48,500 in 1995) stock appreciation rights exercisable for cash and/or shares of common stock when the related option is exercised. Subject to certain limitations, each right relates to the excess of the market value of the common stock over the exercise price of the related option. Charges and credits, immaterial in amount, are made to income for these rights and certain related options.

  A summary of the stock option activity and related information for the years ended December 31 follows:

                                   1996                       1995                     1994
                          -------------------------  ------------------------ -----------------------
                                          PRICE                     PRICE                   Price
                           SHARES         RANGE       SHARES        RANGE      SHARES       Range
                          ---------   -------------  ---------  ------------- ---------  ------------
Outstanding at beginning
 of year................  2,714,540   $11.69-$17.69  2,689,961   $8.94-$16.50 2,046,225  $8.94-$16.50
Granted.................    705,150     17.38-19.56    610,900    17.00-17.69 1,152,600   12.31-15.19
Exercised...............   (603,975)    11.69-17.50   (542,626)    8.94-15.44  (302,146)   8.94-15.44
Canceled................    (48,413)    12.19-19.19    (43,695)   12.19-17.50  (206,718)  12.19-15.44
                          ---------   -------------  ---------  ------------- ---------  ------------
Outstanding at end of
year ...................  2,767,302 *   11.69-19.56* 2,714,540    11.69-17.69 2,689,961    8.94-16.50
                          ---------   -------------  ---------  ------------- ---------  ------------
Exercisable at end of
year....................  1,154,663   $11.69-$17.69  1,203,097  $11.69-$16.31 1,102,064  $8.94-$16.50
                          =========   =============  =========  ============= =========  ============

--------
* Expiring from 1997 through 2006.

  The weighted average fair value of options granted during 1996 and 1995 was $4.98 and $5.08, respectively. The fair value for the option grants was estimated on the date of grant by using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: a risk-free interest rate of 5.94% for each year, dividend yields of 1.4% for each year, expected volatility of the market price of the common stock of 22.8% and 25.5%; and a weighted average expected life of options granted of five years.

8. LEASES

  Minimum aggregate rental commitments under noncancelable leases in effect at December 31, 1996 (principally for production and administrative facilities and equipment) amounted to $10.1 million consisting of annual payments of $2.9 million in 1997, $2.6 million in 1998, and decreasing amounts thereafter. Rental expense was $5.5 million in 1996, $4.7 million in 1995 and $4.2 million in 1994.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. INCOME TAXES

  The components of income from continuing operations before income taxes and the details of the provisions for income taxes are as follows:

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
Income from continuing operations before income taxes:
  Domestic............................................. $60,535 $40,874 $31,369
  Foreign..............................................   5,847  17,731  14,644
                                                        ------- ------- -------
      Total............................................ $66,382 $58,605 $46,013
                                                        ======= ======= =======
Provision for income taxes:
  Current:
    Federal............................................ $16,028 $ 9,243 $ 7,133
    Foreign............................................   2,564   7,374   5,860
    State..............................................   2,283   1,173      50
                                                        ------- ------- -------
      Total current....................................  20,875  17,790  13,043
                                                        ------- ------- -------
  Deferred:
    Federal............................................     247   1,862   1,155
    Foreign............................................   1,495   1,410   2,209
    State..............................................     693     659     602
                                                        ------- ------- -------
      Total deferred...................................   2,435   3,931   3,966
                                                        ------- ------- -------
      Total provision.................................. $23,310 $21,721 $17,009
                                                        ======= ======= =======

  Significant components of the Company's deferred tax (asset) liability as of December 31, are as follows:

                                                               1996     1995
                                                              -------  -------
                                                              (IN THOUSANDS)
Current deferred tax asset:
  Reserves not currently deductible.......................... $(9,095) $(9,743)
  Other......................................................  (1,912)  (1,996)
                                                              -------  -------
    Net current deferred tax asset........................... (11,007) (11,739)
                                                              -------  -------
Long-term deferred tax (asset) liability:
  Difference in basis of property and accelerated
   depreciation..............................................  21,779   19,955
  Purchased tax benefits.....................................  10,110   13,268
  Reserves not currently deductible.......................... (11,304) (13,741)
  Other......................................................  12,908   10,789
                                                              -------  -------
    Net long-term deferred tax liability.....................  33,493   30,271
                                                              -------  -------
    Net deferred tax liability............................... $22,486  $18,532
                                                              =======  =======

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
   Statutory rate............................................. 35.0% 35.0% 35.0%
   State income taxes, net of federal income tax benefit......  2.9   2.0   0.9
   Foreign Sales Corporation and other tax credits............ (3.1) (2.9) (3.8)
   Effect of foreign operations...............................  1.3   4.7   6.0
   Other...................................................... (1.0) (1.7) (1.1)
                                                               ----  ----  ----
                                                               35.1% 37.1% 37.0%
                                                               ====  ====  ====

  Undistributed earnings of the foreign subsidiaries amounted to approximately $32.6 million at December 31, 1996. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the U.S., the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

10. RETIREMENT AND PENSION PLANS

  AMETEK maintains noncontributory defined benefit retirement and pension plans. Benefits for eligible United States salaried and hourly employees are funded through trusts established in conjunction with the plans. Employees of certain foreign operations participate in various local plans that in the aggregate are not significant.

  AMETEK also has nonqualified unfunded retirement plans for its Directors and certain retired employees, as well as contractual arrangements with a current and certain former executives that provide for supplemental pension benefits in excess of those provided by the primary pension plan. Fifty percent of the projected benefit obligation of the supplemental pension benefit arrangements with the executives has been funded by grants of restricted shares of the common stock. The remaining 50% is unfunded. AMETEK is providing for those arrangements by charges to earnings (included in net pension expense below) over the periods to age 65 of the participants.

  The Company's funding policy with respect to its qualified plans is to contribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with the funding requirements of federal law and regulations. Assets of funded benefit plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as the Company's common stock, not material to total plan assets.

  In connection with the Merger of the Water Filtration Business, AMETEK transferred the assets and the accumulated benefit obligations of the defined benefit pension plan for hourly employees of their U.S. water filtration operation to Culligan, and Culligan became the sole sponsor of the pension plan for such hourly employees after the Merger, along with pension benefits for employees of the Water Filtration Business's foreign operations. AMETEK retained liabilities with respect to pension benefits accrued as of the date of the Merger for U.S. salaried employees of the Water Filtration Business. Such benefits will be payable when the employees become entitled to a pension benefit under the Culligan pension plan. Pension assets sufficient to fund this obligation will remain in AMETEK's company-wide salaried pension plan.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Net pension expenses, excluding plan administrative expenses, consists of the following components:

                                                   1996      1995      1994
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
   Service cost for benefits earned during the
   period....................................... $  6,093  $  5,807  $  6,483
   Interest cost on projected benefit
   obligation...................................   15,978    15,159    14,502
   Actual return on plan assets.................  (21,419)  (23,339)  (17,628)
   Net amortization and deferrals...............    3,450     6,888       248
                                                 --------  --------  --------
   Net pension expense.......................... $  4,102  $  4,515  $  3,605
                                                 ========  ========  ========

  In addition to pension expense shown in the table above, AMETEK also incurs other pension-related expenses, including plan administrative expenses prior to 1996. Such additional expense for the past three years was not material in amount.

  Net pension expense reflects an expected long-term rate of return on plan assets of 9 1/4% for 1996, 1995, and 1994. The actual return has been adjusted to defer gains and losses that differ from the expected returns. The present value of projected benefit obligations was determined by using an assumed discount rate of 7 3/4% for 1996, 7 1/2% for 1995, and 7 3/4% for 1994. The
assumed rate of compensation increase used in determining the present value of projected benefit obligations was 5% for 1996, and 1995, and 5 1/4% for 1994.

  For pension plans with accumulated benefits in excess of assets at December 31, 1996, the balance sheet reflects an additional long-term pension liability of $7.0 million ($11.0 million in 1995), a long-term intangible asset of $3.3 million ($4.6 million in 1995), and a charge to stockholders' equity (net of deferred taxes) of $2.5 million in 1996, and $4.3 million in 1995 and 1994. The charge to stockholders' equity represents the excess of the additional long-term liability over unrecognized prior service cost. No additional balance sheet recognition is given to pension plans with assets in excess of accumulated benefits.

  The following table sets forth the funded status of the plans:

                                   DECEMBER 31, 1996       DECEMBER 31, 1995
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BENEFITS
                                ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
                                ----------- ----------- ----------- -----------
                                                (IN THOUSANDS)
Actuarial present value of
 benefit obligations:
  Vested benefit obligation....  $138,083     $65,235    $115,129     $83,996
                                 ========     =======    ========     =======
  Accumulated benefit
  obligation...................  $143,946     $70,859    $118,348     $90,097
                                 ========     =======    ========     =======
  Projected benefit obligation.  $156,626     $70,940    $130,038     $92,564
Plan assets at fair value......   164,038      60,916     132,370      74,831
                                 --------     -------    --------     -------
Plan assets in excess (less
 than) projected benefit
 obligation....................     7,412     (10,024)      2,332     (17,733)
Unrecognized prior service
cost...........................     1,302       3,770       1,479       3,940
Unrecognized net loss..........     5,091       2,384       6,016       8,648
Unrecognized net transition
 (asset) obligation, net of
 amortization..................    (3,641)        546      (4,207)        591
                                 --------     -------    --------     -------
Prepaid (accrued) pension
expense........................  $ 10,164     $(3,324)   $  5,620     $(4,554)
                                 ========     =======    ========     =======

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  AMETEK provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. AMETEK also provides limited postemployment benefits for former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, have always been accounted for on the accrual basis, thereby meeting the current accounting requirements for postemployment benefits.

11. FINANCIAL INSTRUMENTS

  AMETEK has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

  Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on AMETEK's floating-rate revolving credit loans. Accordingly, AMETEK has entered into those agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk of incurring higher interest costs due to rising interest rates. At December 31, 1996, AMETEK was party to one interest rate swap agreement with a notional amount of $19.4 million, which terminated in May 1997, along with the interest rate cap agreement. The interest rate cap agreement entitled the Company to receive amounts from counterparties on a quarterly basis if specified market interest rates rise above fixed cap rates. The fair value of both agreements at December 31, 1996 and 1995 was not significant.

  Cross currency and interest rate agreements are in effect to hedge a portion of the Company's net investment in two of its smaller foreign subsidiaries, whereby AMETEK agreed to swap certain European currencies for an equivalent amount of U.S. dollars totaling $7.1 million. The agreements provide for AMETEK to make floating interest rate payments while receiving interest at fixed and floating rates. The swap agreements have termination dates in 1997 for settlement of the contracts. At December 31, 1996 and 1995, the fair value of the swaps was not significant.

  Forward currency contracts are entered into to hedge certain firm export sales commitments denominated in deutsche marks, and in 1996, certain firm purchase commitments denominated in Japanese yen. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers and from the purchase of parts and materials from foreign suppliers, respectively, will be adversely affected by changes in exchange rates. At December 31, 1996 and 1995, the notional values of the contracts were $1.1 million and $6.4 million, respectively. The terms of the currency contracts are dependent on the firm commitment and generally do not exceed one year. Deferred gains and losses on the contracts at December 31, 1996 and 1995 were not significant and are recognized in operations as the related sales and purchases occur.

  The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 1996 and 1995. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 1996 and 1995 in the accompanying balance sheet.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                (IN THOUSANDS)
                                               ASSET (LIABILITY)
                                     DECEMBER 31, 1996     DECEMBER 31, 1995
                                    --------------------  --------------------
                                    RECORDED     FAIR     RECORDED     FAIR
                                     AMOUNT      VALUE     AMOUNT      VALUE
                                    ---------  ---------  ---------  ---------
Fixed income and equity invest-
 ments............................. $  33,933  $  33,933  $  30,106  $  30,106
Short-term borrowings.............. $ (31,787) $ (31,787) $ (56,143) $ (56,143)
Long-term debt (including current
 portion).......................... $(150,391) $(160,000) $(150,661) $(167,000)

  The fair values of fixed income and equity investments are based on quoted market prices. The fair value of short-term borrowings is based on the carrying value at year end. The fair value of New Ametek's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to New Ametek for loans with similar terms and maturities. The fair value of forward currency contracts, which are not reflected in the financial statements, is based on quoted market prices for comparable contracts, and is not material.

12. ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

  Included in other income is interest and other investment income of $4.7 million, $2.4 million, and $5.0 million for 1996, 1995, and 1994, respectively. Income taxes paid in 1996, 1995, and 1994 were $22.9 million, $30.3 million, and $13.6 million, respectively. Cash paid for interest for each of the three years approximated interest expense.

13. SEGMENT AND GEOGRAPHIC INFORMATION

  AMETEK classifies its operations into two business segments:
Electromechanical and Electronic Instruments.

  The Electromechanical Group (EMG) produces motor blower systems for manufacturers of floor-care appliances and produces fractional horsepower motors and motors blowers for computer, business machine, medical equipment, and high-efficiency heating equipment producers; high-purity metals and alloys in powder, strip and wire form for electronic components, aircrafts and automotive products. Sales of fractional horsepower electric motors and blowers represented 47.0% in 1996, 47.6% in 1995, and 47.2% in 1994 of New Ametek's consolidated net sales.

  The Electronic Instruments Group (EIG) produces aircraft cockpit instruments and displays, in addition to pressure, temperature, flow, and liquid level sensors for aircraft and jet engine manufacturers and for airlines, as well as airborne electronics systems that monitor and record flight and engine data. The Group also produces instruments and complete instrument panels for heavy truck manufacturers and heavy construction vehicles; process monitoring and display systems; combustion gas analysis; moisture and emissions monitoring systems; force and speed measuring instruments; air and noise monitors; pressure and temperature calibrators; and pressure-indicating and digital manometers; high-temperature-resistant materials and textiles; corrosion-resistant heat exchangers; tanks and piping for process systems; and thermoplastic compounds and concentrates for automotive, appliance, and telecommunication applications.

                                 AMETEK, INC.
                  (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


BUSINESS SEGMENT FINANCIAL INFORMATION (1)

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Net sales(/2/)
  Electromechanical.............................. $446,433  $437,868  $397,178
  Electronic Instruments.........................  353,578   343,979   323,474
                                                  --------  --------  --------
      Total consolidated......................... $800,011  $781,847  $720,652
                                                  ========  ========  ========
Operating income and income before income taxes
  Operating income:
    Electromechanical............................ $ 59,509  $ 61,247  $ 56,017
    Electronic Instruments.......................   44,386    39,268    30,688
                                                  --------  --------  --------
      Total segments operating income(/3/).......  103,895   100,515    86,705
    Corporate administrative and other expenses..  (21,052)  (21,836)  (23,146)
                                                  --------  --------  --------
  Consolidated operating income..................   82,843    78,679    63,559
  Interest and other expenses, net...............  (16,461)  (20,074)  (17,546)
                                                  --------  --------  --------
  Consolidated income from continuing operations
   before income taxes........................... $ 66,382  $ 58,605  $ 46,013
                                                  ========  ========  ========
Identifiable Assets:
  Electromechanical.............................. $244,545  $224,443  $215,882
  Electronic Instruments.........................  185,711   200,557   164,588
                                                  --------  --------  --------
      Total segments.............................  430,256   425,000   380,470
  Corporate......................................   68,912    64,685    74,451
                                                  --------  --------  --------
      Total continuing operations................  499,168   489,685   454,921
  Net assets of discontinued operations..........   29,707    29,868    32,451
                                                  --------  --------  --------
      Total consolidated......................... $528,875  $519,553  $487,372
                                                  ========  ========  ========
Additions to property, plant and equipment(/4/)
  Electromechanical.............................. $ 30,633  $ 20,718  $ 12,700
  Electronic Instruments.........................    8,149    12,753     7,494
                                                  --------  --------  --------
      Total segments.............................   38,782    33,471    20,194
  Corporate......................................      294       583       170
                                                  --------  --------  --------
      Total consolidated......................... $ 39,076  $ 34,054  $ 20,364
                                                  ========  ========  ========
Depreciation and amortization
  Electromechanical.............................. $ 16,304  $ 14,692  $ 14,825
  Electronic Instruments.........................   16,097    17,915    18,869
                                                  --------  --------  --------
      Total segments.............................   32,401    32,607    33,694
  Corporate......................................      258       197       150
                                                  --------  --------  --------
      Total consolidated......................... $ 32,659  $ 32,804  $ 33,844
                                                  ========  ========  ========

--------
(1) Business segment financial information presented in the table above has been restated to reflect the reorganization of the Company's businesses into two operating groups from three operating groups previously. This change became effective concurrent with the disposition of the Water Filtration Business on August 1, 1997 (see Notes 1 and 4 to the consolidated financial statements).
(2) After elimination of intra and intersegment sales, which are not significant in amount. Such sales are generally based on prevailing market prices.
(3) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense..
(4) Includes $4.7 million in 1995 from an acquired business.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

GEOGRAPHIC AREAS

                                                1996         1995      1994
                                                ----         ----      ----
                                                    (IN THOUSANDS)
                                                    -------------
Net sales (based on destination)
  United States.............................. $525,752     $511,831  $492,473
                                              --------     --------  --------
  International (including United States
   exports shown below):
    Europe...................................  176,828      195,853   166,517
    Asia.....................................   45,020       32,395    22,976
    Canada...................................   32,959       29,265    24,017
    Other....................................   19,452       12,503    14,669
                                              --------     --------  --------
  Total international........................  274,259      270,016   228,179
                                              --------     --------  --------
      Total consolidated..................... $800,011     $781,847  $720,652
                                              ========     ========  ========
Income (loss) before income taxes
  United States.............................. $ 95,791     $ 82,215  $ 70,690
  International:
    Europe...................................    9,732       18,459    16,166
    Asia, Canada, and other..................   (1,628)(a)     (159)     (151)
  Corporate administrative and other
  expenses...................................  (21,052)     (21,836)  (23,146)
  Interest and other expenses, net...........  (16,461)     (20,074)  (17,546)
                                              --------     --------  --------
      Total consolidated..................... $ 66,382     $ 58,605  $ 46,013
                                              ========     ========  ========
Identifiable Assets
  United States.............................. $305,871     $312,349  $289,998
  International:
    Europe...................................  111,012      104,695    90,370
    Asia, Canada, and other (principally
    Asia)....................................   13,373        7,956       102
  Corporate..................................   68,912       64,685    74,451
                                              --------     --------  --------
      Total continuing operations............  499,168      489,685   454,921
                                              --------     --------  --------
  Net assets of discontinued operations......   29,707       29,868    32,451
                                              --------     --------  --------
      Total consolidated..................... $528,875     $519,553  $487,372
                                              ========     ========  ========
United States export sales (reported in
international sales above)
  Europe..................................... $ 54,737     $ 57,846  $ 48,242
  Asia.......................................   41,313       32,395    22,973
  Canada.....................................   32,957       29,265    24,017
  Other......................................   12,319       11,590    14,110
                                              --------     --------  --------
      Total consolidated..................... $141,326     $131,096  $109,342
                                              ========     ========  ========

--------
(a) Includes start-up costs for operations in Mexico.

                                  AMETEK, INC.
                   (FORMERLY AMETEK AEROSPACE PRODUCTS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                              FIRST    SECOND   THIRD       FOURTH   TOTAL
                             QUARTER  QUARTER  QUARTER     QUARTER    YEAR
                             -------- -------- --------    -------- --------
1996
Net sales................... $209,133 $205,963 $194,886    $190,029 $800,011
Operating income............ $ 19,871 $ 20,454 $ 20,609    $ 21,909 $ 82,843
Income from continuing
operations.................. $  9,896 $ 10,581 $ 10,855    $ 11,740 $ 43,072
Net income.................. $ 12,216 $ 12,967 $ 12,956    $ 13,051 $ 51,190(c)
Earnings per share: (a)
  Income from continuing
  operations................ $    .30 $    .32 $    .33    $    .36 $   1.32
  Net income................ $    .37 $    .40 $    .40    $    .40 $   1.57(c)
  Dividends paid per share.. $    .06 $    .06 $    .06    $    .06 $    .24
1995
Net sales................... $196,974 $205,198 $190,578    $189,097 $781,847
Operating income............ $ 18,524 $ 22,111 $ 18,857    $ 19,187 $ 78,679
Income from continuing
operations.................. $  8,174 $ 10,439 $  9,126    $  9,145 $ 36,884
Net income.................. $ 10,662 $ 22,615 $  8,154(b) $ 10,849 $ 52,280(c)
Earnings per share: (a)
  Income from continuing
  operations................ $    .24 $    .31 $    .28    $    .28 $   1.10
  Net income................ $    .31 $    .68 $    .25(b) $    .33 $   1.56(c)
  Dividends paid per share.. $    .06 $    .06 $    .06    $    .06 $    .24

--------
(a) The sum of quarterly earnings per share will not equal total year earnings per share due to the effect of AMETEK purchasing shares of its outstanding common stock.
(b) Includes an extraordinary loss of $2.7 million ($.08 per share) associated with debt agreements.
(c) Amounts for 1996 and 1995 include income from the discontinued Water Filtration Business. Amounts for the first and second quarters of 1995 also include income from the discontinued Microfoam Division and a second quarter gain on its sale of $10.4 million ($.32 per share) (see Note 4).

                                  AMETEK, INC.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      AMETEK, INC.
                                          -------------------------------------
                                                      (Registrant)


                                          By:   /s/ Robert R. Mandos, Jr.
                                              ----------------------------------
August 26, 1997
                                                  ROBERT R. MANDOS, JR.
                                                       COMPTROLLER
                                             (PRINCIPAL ACCOUNTING OFFICER)

                                  AMETEK, INC.

                                 EXHIBIT INDEX

      EXHIBIT NO.                          DESCRIPTION
      -----------                          -----------
                  Statement regarding computation of ratio of earnings to fixed
         12.1     charges
                  Restated Financial Data Schedule--Year Ended December 31,
         27       1996
                  Restated Financial Data Schedule--Year Ended December 31,
         27.1     1995
                  Restated Financial Data Schedule--Year Ended December 31,
         27.2     1994